  Exhibit 5.1

September 21, 2020

Crexendo, Inc.
1615 S. 52nd Street
Tempe, AZ 85281

Ladies and Gentlemen:

I am General Counsel for Crexendo, Inc., a Nevada Corporation (the "Company"). I am acting as counsel for the Company in connection with its Registration Statement on Form S-1 filed on September 11, 2020 relating to the registration under the Securities Act of 1933 (the "Act") of 4,025,000 shares of common stock, $0.001 par value per share, of the Company (the "Common Stock"), of which 2,275,000 authorized but heretofore unissued shares (including 525,000 shares subject to the underwriters' overallotment option) are to be offered and sold by the Company and 1,750,000 shares are to be offered and sold by the selling stockholders (the "Selling Stockholders"). (Such Registration Statement, as amended, and including any registration statement related thereto and filed pursuant to Rule 462(b) under the Act (a "Rule 462(b) registration statement") is herein referred to as the "Registration Statement.")

I have reviewed and am familiar with such corporate proceedings and other matters as I have considered relevant or necessary for the opinions expressed in this letter. Based upon the foregoing, I am of the opinion that (i) the shares of Common Stock to be offered and sold by the Company (including any shares of Common Stock registered pursuant to a Rule 462(b) registration statement) have been duly authorized and, when issued and sold by the Company in the manner described in the Registration Statement and in accordance with the resolutions adopted by the Board of Directors of the Company, will be validly issued, fully paid and nonassessable, and (ii) the shares of Common Stock to be offered and sold by the Selling Stockholders have been duly authorized and validly issued and are fully paid and nonassessable. The opinions set forth in this letter are limited to the applicable provisions of the general corporate laws of the State of Nevada and the reported judicial decisions interpreting those laws, and I express no opinion with respect to the laws of any other jurisdiction.

I hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of my name under the caption "Legal Matters" in the Registration Statement and in the Prospectus included therein. In giving this consent, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very Truly Yours,

/s/ Jeffrey G. Korn
Jeffrey G. Korn